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                                                                    EXHIBIT 2.2
                     CONTRIBUTION AND ASSUMPTION AGREEMENT


     This Contribution and Assumption Agreement is made as of December 31, 1998 by and between Xyvision, Inc., a Delaware corporation ("Xyvision"), and Xyvision Enterprise Solutions, Inc., a Delaware corporation ("XES").

                                  WITNESSETH:

     WHEREAS, Xyvision is currently the sole stockholder of XES;

     WHEREAS, Xyvision has agreed to contribute, transfer, assign and deliver to XES, and XES has agreed to accept from Xyvision, all of Xyvision's rights, title and interest in and to all of Xyvision's assets, except for those described on Schedule A attached hereto (the "Assets"); and

     WHEREAS, XES has agreed to assume all of Xyvision's duties, obligations and responsibilities with respect to the liabilities described on Schedule B attached hereto (the "Assumed Liabilities");

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I. Transfer of Assets.


 A. Xyvision hereby contributes, transfers, assigns and delivers to XES, its successors and assigns, to have and to hold forever, and XES hereby accepts from Xyvision, all of Xyvision's rights, title and interest in and to all of the Assets, effective as of December 31, 1998 (the "Effective Date").


 B. Xyvision represents and warrants to XES that Xyvision is the lawful owner of all of the Assets to be contributed, transferred and assigned to XES hereby; that such Assets are free from all encumbrances; and that Xyvision has the full legal right, power and authority to transfer the same as aforesaid.


 C. Xyvision hereby covenants and agrees that on and after the Effective Date it will, at the request of XES, execute and deliver such other instruments and take such other action as XES reasonably may require more effectively to contribute, transfer and assign to, and vest in, XES, its successors and assigns, or to put XES, its successors and assigns in possession of, any or all of the Assets hereby contributed, transferred and assigned, or intended so to be.

II. Assumption of Liabilities.


  A. XES hereby assumes all of Xyvision's duties, obligations and responsibilities with respect to the Assumed Liabilities, effective as of the Effective Date, it being expressly understood that XES shall in no event be deemed to assume or be liable in any manner for any of Xyvision's duties, obligations and responsibilities with respect to Xyvision's outstanding (i) 6% Convertible Subordinated Debentures Due 2002, (ii) 15% Promissory Notes,
  (iii) 4% Promissory Notes, or (iv) indebtedness to Tudor Trust under that certain Second Amended and Restated Secured Advance Facility Loan Agreement, dated as of July 1, 1998, as amended.


  B. Nothing herein shall be deemed to deprive XES of any defenses, set-offs or counterclaims which Xyvision may have had or which XES shall have with respect to any of the Assumed Liabilities (the "Defenses and Claims"). Xyvision hereby contributes, transfers and assigns to XES all Defenses and Claims, effective as of the Effective Date, and agrees to cooperate with XES to maintain, secure, perfect and enforce such Defenses and Claims.

III. Power of Attorney.


   A. Xyvision does hereby irrevocably constitute and appoint XES, its successors and assigns, as its true and lawful attorney, with full power of substitution, in its name, or otherwise, and on behalf of Xyvision, or for its own use, on and after the Effective Date, to claim, demand, collect and receive at any time and from time to time any and all Assets hereby contributed, transferred and assigned, or intended so to be, and to prosecute the same at law or in equity, to settle or compromise the same, and, upon discharge thereof, to complete, execute and deliver any and all necessary instruments of satisfaction and release.


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   B. XES hereby covenants and agrees with Xyvision that on and after the
   Effective Date it will defend Xyvision against the lawful claims and demands of all persons arising any time and from time to time with respect to any and all Assets hereby contributed, transferred and assigned, or intended so to be. Xyvision does hereby irrevocably constitute and appoint XES, its successors and assigns, as its true and lawful attorney, with full power of substitution, in its name, or otherwise, and on behalf of Xyvision, on and after the Effective Date, to defend against such claims and demands, including, without limitation, to settle or compromise such claims and demands on such terms as XES may consider appropriate.



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     IN WITNESS WHEREOF, the parties have caused this Contribution and
Assumption Agreement to be duly executed as of the day and year first above written.


                               XYVISION, INC.

                               /s/ Kevin J. Duffy
                               -------------------------------
                               Name: Kevin J. Duffy
                               Title: President

                               XYVISION ENTERPRISE SOLUTIONS, INC.

                               /s/ Wendy Darland
                               -------------------------------
                               Name: Wendy Darland
                               Title: Vice President

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[Xyvision, Inc. agrees to furnish supplementally to the Securities and Exchange
Commission copies of any of the following omitted schedules upon request of the Commission.]



Schedule A     Assets Retained by Xyvision
Schedule B     Liabilities Assumed by XES



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